Exhibit 99.1

For Immediate Release – October 25, 2004

For Information Contact:

Curtis L. Hage, Chairman, President and CEO

Sioux Falls, South Dakota

Phone:  (605) 333-7556

HF Financial Corp. Announces Quarterly Earnings Per Share Increase and Declares an Increased Quarterly Cash Dividend

•                  HF Financial Corp. (the “Company”) (NASDAQ: HFFC), Sioux Falls, SD, reported diluted earnings per share (“EPS”) of $0.41 for the three months ended September 30, 2004 compared to $0.36 for the same period in the prior fiscal year, a 13.9% increase.  All EPS amounts have been adjusted to reflect the 10% stock dividend paid on December 31, 2003.

•                  The Company announced it will pay its quarterly cash dividend of 11 cents per share for the first quarter of the 2005 fiscal year.  This is an increase from the dividend of 10.75 cents from the prior three quarters.  The dividend will be paid on November 17, 2004 to shareholders of record on November 3, 2004.  This dividend payment represents an annualized dividend yield of 2.62% based on the closing stock price of $16.77 at September 30, 2004.

•                  Net outstanding loans and leases increased to $657,925 at September 30, 2004 from $640,946 at June 30, 2004.

•                  Provision for loan and lease losses was $179,000 for the three months ended September 30, 2004, down from $437,000 for the same period in the prior fiscal year, while the ratio of nonperforming assets to total assets also decreased to 0.27% at September 30, 2004 from 0.62% in the prior fiscal year.

•                  Net interest margin decreased to 3.30% for the three months ended September 30, 2004 from 3.50% for the same period in the prior fiscal year.

HF Financial Corp., the parent company for financial service companies, including Home Federal Bank, Mid America Capital Services, Inc. (“Mid America Leasing”), Hometown Insurors, Inc. and HF Financial Group, Inc., announced earnings today of $1.5 million for the three months ended September 30, 2004 compared to $1.3 million for the same period in the prior fiscal year.

Curtis L. Hage, Chairman, President and CEO stated, “We are pleased with the quality asset growth we have achieved over the past year.  Solid growth with sound underwriting has led to lower charges for loan losses while strengthening our earning asset capabilities.”

Mr. Hage stated, “The national prime rate has increased since our June 30, 2004 fiscal year end.  Although competition has been strong in pricing loans and deposits, we believe our balance sheet will perform better over the long term as interest rates increase compared to the low rate cycle we have experienced over the last few years.”

Mr. Hage continued, “Our dividend increase demonstrates our continued commitment to our shareholders while providing retained earnings to achieve needed growth in our Company.”

Net interest income increased $171,000, or 2.7%, for the three months ended September 30, 2004 as compared to the same period in the prior fiscal year.  The Company’s net interest margin was 3.30% for the three months ended September 30, 2004 as compared to 3.50% for the same period in the prior fiscal year.

The decrease in noninterest income of $612,000, or 21.8%, for the three months ended September 30, 2004 as compared to the same period in the prior fiscal year was primarily due to decreases in net gain on sale of loans of $420,000 due to fewer originations, loan servicing income of $47,000 and other noninterest income of $206,000 offset by an increase in fees on deposits of $48,000.

Noninterest expense decreased $403,000, or 6.0%, for the three months ended September 30, 2004 as compared to the same period in the prior fiscal year primarily due to decreases in compensation and employee benefits of $314,000, occupancy and equipment of $31,000 and other noninterest expense of $58,000.  The primary factor for the decrease in compensation and employee benefits was a decrease of $213,000 in net healthcare costs, inclusive of health claims and administration fees offset by stop loss and employee reimbursement, to $381,000 for the three months ended September 30, 2004 compared to $594,000 for the three months ended September 30, 2003.

The Company had total assets of $857.2 million and stockholders’ equity of $53.3 million at September 30, 2004.  The Company is the largest publicly traded financial institution based in South Dakota, with 34 offices, which includes a location in Marshall, Minnesota. Internet banking is also available at www.homefederal.com.

Forward-Looking Statements

This news release and other reports issued by HF Financial Corp. (the “Company”), including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance.  In addition, the Company’s management may make forward-looking statements orally to the media, securities analysts, investors or others.  These forward-looking statements might include one or more of the following:

•                  Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, tax benefit or other financial items.

•                  Descriptions of plans or objectives of management for future operations, products or services, transactions and use of subordinated debentures payable to trusts.

•                  Forecasts of future economic performance.

•                  Descriptions of assumptions underlying or relating to such matters.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “optimism,” “look-forward,” “bright,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements about the Company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions.  These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive developments (such as shrinking interest margins); deposit outflows; reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company’s loan portfolios; unexpected claims against the Company’s self-insured health plan; the ability or inability of the Company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; or other significant uncertainties.

Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

HF Financial Corp.

Selected Consolidated Operating Highlights

(Dollars in Thousands, Except per Share Data)

(Unaudited)

	Three Months Ended September 30,
	2004	2003
Interest, dividend and loan fee income:
Loans and leases receivable	$9,734	$9,606
Investment securities and interest-earning deposits	956	678
	10,690	10,284
Interest expense:
Deposits	2,771	2,596
Advances from Federal Home Loan Bank and other borrowings	1,379	1,319
	4,150	3,915

Net interest income	6,540	6,369
Provision for losses on loans and leases	179	437
Net interest income after provision for losses on loans and leases	6,361	5,932

Noninterest income:
Fees on deposits	1,120	1,072
Loan servicing income	372	419
Gain on sale of loans, net	102	522
Gain on sale of securities, net	13	—
Other	591	797
	2,198	2,810
Noninterest expense:
Compensation and employee benefits	3,998	4,312
Occupancy and equipment	783	814
Other	1,550	1,608
	6,331	6,734

Income before income taxes	2,228	2,008
Income tax expense	768	686
Net income	$1,460	$1,322

Earnings per share:
Basic	$0.41	$0.37
Diluted	0.41	0.36

Weighted average shares:
Basic	3,533,847	3,559,971
Diluted	3,604,681	3,672,274

Outstanding shares: (end of period)	3,544,696	3,585,281

Share data for all periods presented has been adjusted for the 10% stock dividend paid on December 31, 2003.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, Except per Share Data)

(Unaudited)

	9/30/2004	6/30/2004	9/30/2003

Balance Sheet Data
Total assets	$857,207	$847,070	$783,759
Cash and cash equivalents	17,072	20,474	32,172
Securities available for sale	112,180	122,715	77,753
Loans and leases receivable, net	657,925	640,946	604,868
Loans held for sale	15,993	10,351	14,542
Deposits	642,969	658,719	603,770
Advances from Federal Home Loan Bank and other borrowings	114,885	93,750	80,061
Subordinated debentures payable to trusts	27,837	27,837	27,000
Stockholders’ equity	53,260	51,649	50,471

Equity to total assets (end of period)	6.21%	6.10%	6.44%
Book value per share (1)	$15.02	$14.62	$14.08

Tier I (core) capital (2)	8.32%	8.28%	8.62%
Risk-based capital (2)	10.47%	10.54%	10.40%

Number of full-service offices	34	34	34

Asset Quality
Nonaccruing loans and leases	$1,515	$1,561	$3,472
Accruing loans and leases delinquent more than 90 days	789	502	1,112
Foreclosed assets (3)	53	212	261
Total nonperforming assets	$2,357	$2,275	$4,845

FASB Statement No. 5 Allowance for loan and lease losses	$3,586	$3,601	$3,159
FASB Statement No. 114 Impaired loan valuation allowance	3	4	839
Total allowance for loans and lease losses	$3,589	$3,605	$3,998

Ratio of nonperforming assets to total assets (end of period)	0.27%	0.27%	0.62%
Ratio of allowance for loan and lease losses to total loans and leases (end of period)	0.53%	0.55%	0.64%
Ratio of allowance for loan and lease losses to nonperforming loans and leases (end of period) (4)	155.77%	174.75%	87.22%

(1)          Equity divided by number of shares of outstanding common stock.

(2)          Capital ratios for Home Federal Bank.

(3)          Total foreclosed assets do not include land or other real estate owned held for sale.

(4)          Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Loan and Lease Portfolio Composition

	At September 30, 2004		At June 30, 2004
	Amount	Percent of Loans in Each Category	Amount	Percent of Loans in Each Category
	(Dollars in Thousands)

One-to four-family (1)	$95,114	14.38%	$93,721	14.54%
Commercial real estate	91,361	13.81%	89,356	13.86%
Multi-family real estate	43,392	6.56%	42,572	6.61%
Commercial business	121,832	18.42%	124,033	19.24%
Equipment finance leases	27,902	4.22%	27,019	4.19%
Consumer (2) (3)	203,461	30.75%	196,594	30.50%
Agricultural	66,142	10.00%	63,370	9.83%
Construction and development	12,310	1.86%	7,886	1.23%
Total Loans and Leases Receivable (4)	$661,514	100.00%	$644,551	100.00%

(1)          Excludes $13,943 and $10,027 loans held for sale at September 30, 2004 and June 30, 2004, respectively.

(2)          Includes mobile home loans.

(3)          Excludes $2,050 and $324 student loans held for sale at September 30, 2004 and June 30, 2004, respectively. During the second quarter of fiscal 2004, the Company began classifying its student loan portfolio as held for sale.

(4)          Includes deferred loan fees and discounts and undisbursed portion of loans in process.

Deposit Composition

	At September 30, 2004		At June 30, 2004
	Amount	Percent of Deposits in Each Category	Amount	Percent of Deposits in Each Category
	(Dollars in Thousands)

Noninterest bearing checking accounts	$67,553	10.51%	$75,251	11.42%
Interest bearing accounts	50,089	7.79%	45,738	6.94%
Money market accounts	209,613	32.60%	211,928	32.17%
Savings accounts	44,972	6.99%	63,670	9.67%
Certificates of deposit	270,742	42.12%	262,132	39.80%
Total Deposits	$642,969	100.00%	$658,719	100.00%

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Allowance for Loan and Lease Loss Activity

	Three Months Ended
	9/30/2004	9/30/2003
Balance, beginning	$3,605	$3,842
Provision charged to income	179	437
Charge-offs	(318)	(343)
Recoveries	123	62
Balance, ending	$3,589	$3,998

Average Balances, Interest Yields and Rates

	Three Months Ended
	9/30/2004		9/30/2003
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1)	$663,500	5.82%	$623,533	6.11%
Investment securities (2) (3)	122,534	3.10%	99,166	2.71%
Total interest-earning assets	786,034	5.40%	722,699	5.65%
Noninterest-earning assets	64,867		61,676
Total assets	$850,901		$784,375

Interest-bearing liabilities:
Deposits:
Checking and money market	$260,029	1.37%	$224,138	1.12%
Savings	50,912	0.83%	47,183	0.59%
Certificates of deposit	263,435	2.67%	264,447	2.84%
Total interest-bearing deposits	574,376	1.91%	535,768	1.92%
FHLB advances and other borrowings	106,367	3.75%	85,774	4.69%
Subordinated debentures payable to trusts	27,837	5.32%	22,333	5.42%

Total interest-bearing liabilities	708,580	2.32%	643,875	2.41%
Noninterest-bearing deposits	70,806		69,924
Other liabilities	19,166		20,813
Total liabilities	798,552		734,612
Equity	52,349		49,763
Total liabilities and equity	$850,901		$784,375

Net interest spread (4)		3.08%		3.24%
Net interest margin (4) (5)		3.30%		3.50%
Return on average assets (6)		0.69%		0.67%
Return on average equity (7)		11.16%		10.63%

(1)          Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)          Includes federal funds sold and Federal Home Loan Bank stock.

(3)          Yields do not reflect the tax exempt nature of municipal securities.

(4)          Percentages for the three months ended September 30, 2004 and September 30, 2003 have been annualized.

(5)          Net interest margin is net interest income divided by average interest-earning assets.

(6)          Ratio of net income to average total assets.

(7)          Ratio of net income to average equity.